Exhibit 10.2


                              SHAREHOLDER AGREEMENT


         THIS SHAREHOLDER AGREEMENT (the "Agreement") is made and entered into as of August 9, 1999 by and between ROBERT C. GILKISON ("Gilkison"), JAMES H. PATTERSON ("Patterson"), INDEPENDENT COMMUNITY BANKSHARES, INC., a Virginia corporation ("ICBI") and GILKISON & PATTERSON INVESTMENT ADVISORS, INC., a Virginia corporation ("G&P").

                                    RECITALS

         1. Gilkison and Patterson, together, own 9,900 shares of the common stock of G&P, par value $1.00 per share ("G&P Common Stock"), which are ninety-nine percent (99%) of the issued and outstanding shares of G&P Common Stock;

         2. ICBI owns the remaining one percent (1%) of the issued and outstanding shares of G&P Common Stock.

         3. The shares of G&P Common Stock owned by Gilkison, Patterson and ICBI represent one hundred percent (100%) of the authorized, issued and outstanding shares of G&P Common Stock. G&P has no other class of authorized capital stock.

         4. The parties desire to provide for the merger of G&P into The Tredegar Trust Company, a wholly-owned subsidiary of ICBI ("Tredegar") at the option of ICBI, and, pending such merger, for certain matters concerning the corporate governance of G&P.

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         5.       The  parties  also  intend  that  certain  provisions  of this
Agreement relating to voting rights and other matters shall constitute an agreement pursuant to Section 13.1-671.1 of the Code of Virginia (1950), as the same may be from time to time amended as amended, the "Code").

         6. G&P has acquired the investment advisory business of Kahn Brothers Investment Management Corporation, a Virginia corporation ("KBIMC"). In connection with the transfer of the KBIMC investment advisory business to G&P, each client has the right to consent to such transfer.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

         1. Consideration. (a) In consideration of the rights granted to ICBI under this Agreement, including the option to acquire G&P by merger, ICBI shall pay each of Gilkison and Patterson in cash, as follows:

                  (i) Two Hundred Thousand Dollars ($200,000.00) each when G&P has obtained consents from former KBIMC clients who account for One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) of annual revenue; and

                  (ii) An additional Two Hundred Thousand Dollars ($200,000.00) each when G&P has obtained consents from former KBIMC clients who account for One Million Eight Hundred Seventy Five Thousand Dollars ($1,875,000.00) of annual revenue; and


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                  (iii) An additional Two Hundred Thousand Dollars ($200,000.00)
each when G&P has obtained consents from former KBIMC clients who account for Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) of annual revenue.

                  (b) For purposes of Section 1(a), the amount of revenue a former KBIMC client accounts for shall be the amount billed such client by KBIMC for the quarter ended June 30, 1999, multiplied by four. Further, if G&P obtains clients who were not former KBIMC clients, the parties shall make a good faith estimate of the annual amount of investment advisory fees expected to be received from each such client and, for purposes of applying Section 1(a), such estimated fees shall be counted, just as if such fees were from a former KBIMC client.

                  (c) If (i) ICBI rightfully terminates the Merger Agreement because any representation or warranty of G&P is materially false as of the date hereof or because G&P materially breaches any covenant of G&P contained in Article 4 of the Merger Agreement, or (ii) G&P, Gilkison or Patterson breaches this Agreement, Gilkison and Patterson each shall immediately pay to ICBI all amounts paid by ICBI under Section 1(a).

         2. The Merger. For purposes of this Agreement, "Merger" shall mean the Merger of G&P with and into Tredegar pursuant to the Agreement and Plan of Reorganization of even date herewith, entered into by and among ICBI, G&P and Tredegar (the "Merger Agreement").



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         3.       Voting Rights and Agreements.

                  (a) The provision of this Section 3 shall constitute an agreement under Section 13.1-671 of the Code.

                  (b) The Merger may be considered only at a special meeting of shareholders of G&P to vote on the Merger, which may be called only by ICBI. Such a meeting may be called by ICBI on thirty (30) days notice to Gilkison and Patterson. ICBI shall not be under any obligation to call a special meeting of shareholders of G&P to vote on the Merger.

                  (c) Gilkison and Patterson each agrees to vote all shares of G&P Common Stock held by him at the time of a meeting of shareholders called by ICBI pursuant to Section 3(a) in favor of the Merger. If ICBI calls a meeting of shareholders of G&P to vote on the Merger, ICBI shall vote its shares of G&P Common Stock in favor of the Merger. This Section 3(c) is intended to be specifically enforceable in accordance with Section 13.1-671 of the Code.

                  (d) In a vote on the Merger (and only with respect to a vote on the Merger), each share held by Gilkison and Patterson shall have one vote and each share held by ICBI shall have 201 votes, such that if ICBI votes its shares of G&P Common Stock in favor of the Merger, the Merger will have been approved by the shareholders of G&P.


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         4.       Other Agreements.

                  (a) From and after the date of this Agreement, the Board of Directors of G&P shall consist of Gilkison, Patterson and the Chief Executive Officer of ICBI (currently Joseph L. Boling). If Mr. Boling ceases to serve as the Chief Executive Officer of ICBI, his successor as Chief Executive Officer of ICBI shall automatically become a director of G&P. If either Gilkison or Patterson is unable to continue to serve, as a result of death or disability, the other shall designate his successor.

                  (b) Neither the Articles of Incorporation nor the Bylaws of G&P shall be amended except by the unanimous vote of the holders of G&P Common Stock.

                  (c) Neither Gilkison nor Patterson may sell, assign or otherwise transfer any shares of G&P Common Stock, except to ICBI. ICBI shall not sell, assign or otherwise transfer any shares of G&P Common Stock, except to G&P pursuant to Section 4(f). However, no merger or share exchange involving ICBI shall be deemed a sale, assignment or transfer of G&P Common Stock for purposes of this Section 4(c) and no change of control of ICBI shall affect the right of ICBI or its successor in interest to enforce this Agreement.

                  (d) G&P shall not engage in any business or activity that is impermissible for a bank holding company under the Bank Holding Company Act of 1956, as amended, or the rules and regulations of the Board of Governors of the Federal Reserve System.



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                  (e)      Gilkison  and  G&P  are  parties  to  an   Employment
Agreement of even date herewith. Patterson and G&P are parties to an Employment Agreement of even date herewith. G&P will not take action to terminate or amend either of such employment agreements without the written consent of all directors of G&P. No contract between ICBI (or any subsidiary of ICBI) and G&P shall be terminated by G&P without the written consent of all directors of G&P.

                  (f) If the Merger Agreement terminates, G&P will purchase and redeem all shares of G&P Common Stock purchased by ICBI pursuant to that certain Stock Purchase and Redemption Agreement between ICBI and G&P, of even date herewith, and held by ICBI as of the termination date, at a price of Sixty Thousand Dollars ($60,000.00). If the Merger is to be consummated, then on or before the effective date of the Merger, G&P shall redeem all such shares of G&P Common Stock held by ICBI at a price of Sixty Thousand Dollars ($60,000.00).

                  (g) Upon approval of the Merger by the shareholders, the proper officers of G&P shall execute articles of merger at the request of ICBI or, alternatively, ICBI shall have the right to designate an individual as a vice-president of G&P with authority to execute the articles of merger on behalf of G&P.

         5. Share Certificates. Each certificate representing shares of G&P Common Stock shall bear the following legend on the back of the certificate.

         ALL SHAREHOLDERS OF GILKISON & PATTERSON INVESTMENT ADVISORS, INC. (THE "CORPORATION") ARE PARTIES TO AN AGREEMENT DATED AUGUST 9, 1999, PORTIONS OF WHICH CONSTITUTE AN AGREEMENT UNDER ss.13.1-671.1 OF THE CODE OF VIRGINIA. SUCH AGREEMENT ESTABLISHES WHO SHALL BE THE DIRECTORS OF THE CORPORATION;


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         GOVERNS THE VOTING POWER OF THE SHARES  REPRESENTED BY THIS CERTIFICATE
         IN REGARD TO SPECIFIC MATTERS; RESTRICTS THE RIGHT TO TRANSFER THE SHARES REPRESENTED BY THIS CERTIFICATE AND OTHERWISE GOVERNS THE EXERCISE OF CORPORATE POWERS BY THE DIRECTORS AND SHAREHOLDERS. A COPY OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE CORPORATION AT 901 N. BEAUREGARD STREET, SUITE 300, ALEXANDRIA, VIRGINIA.

         6. Amendment. This Agreement may be amended only by a writing signed by all persons who are shareholders of G&P at the time of any such amendment.

         7. Termination. This Agreement shall terminate on the earlier of the termination of the Merger Agreement, the effective date of the Merger or December 31, 2001.

                           [execution page to follow]







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         WITNESS  the following signatures:


                                        /s/ Robert C. Gilkison
                                        ---------------------------------
                                        Robert C. Gilkison


                                        /s/ James H. Patterson
                                        ---------------------------------
                                        James H. Patterson

                                        INDEPENDENT COMMUNITY BANKSHARES, INC.


                                        By: /s/ Joseph L. Boling
                                            -----------------------------
                                            Joseph L. Boling
                                            Chairman and Chief Executive Officer

                                        GILKISON & PATTERSON INVESTMENT
                                        ADVISORS, INC.


                                        By: /s/ James H. Patterson
                                            -----------------------------
                                            President